Exhibit I

JOINT FILING STATEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned hereby consent and agree to the joint filing of Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the Shares of Hydrofarm Holdings Group, Inc. together with any or all amendments thereto, when and if required. The parties hereto further consent and agree to file this Joint Filing Statement pursuant to Rule13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

This Joint Filing Statement may be terminated by any of the undersigned upon written notice or such lesser period of notice as the undersigned may mutually agree.

Dated: November 03, 2026

DG Capital Management, LLC

By:	/s/ Dov Gertzulin
Dov Gertzulin, Managing Member

Dov Gertzulin

By:	/s/ Dov Gertzulin
Dov Gertzulin, Individually

DG Value Partners II Master Fund, LP

By:	/s/ Dov Gertzulin
Dov Gertzulin, Managing Member of the General Partner, DG Capital Partners II, LLC